Filed Pursuant to Rule 424(B)(2)
File No. 333-152729

Prospectus Supplement
May 24, 2010
(To Prospectus dated August 15, 2008)

$100,000,000

The Empire District Electric Company
First Mortgage Bonds, 4.65% Series due 2020

              We are offering $100,000,000 aggregate principal amount of our First Mortgage Bonds, 4.65% Series due 2020. The bonds will mature on June 1, 2020. We will pay interest on the bonds semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2010.

              We may redeem some or all of the bonds at any time before their maturity date at our option at a "make-whole" redemption price described in this prospectus supplement under the caption "Description of the Bonds—Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date. Bonds will be issued in denominations of $1,000 and integral multiples thereof.

              The bonds will be our senior secured obligations, will be secured by a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company (but not its subsidiaries), subject to certain exceptions and will rank equally with all bonds at any time outstanding under the mortgage.

              We do not intend to list the bonds on any securities exchange. Currently, there is no public market for the bonds.

	Per Bond	Total
Price to public(1)	99.786%	$99,786,000
Underwriting discount	0.650%	$650,000
Proceeds, before expenses, to us(1)	99.136%	$99,136,000

              (1)    Plus accrued interest, if any, from May 28, 2010.

              Investing in the bonds involves risks. You should carefully read the entire accompanying base prospectus and this prospectus supplement, including the section entitled "Risk Factors" beginning on page S-4 of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these bonds or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

              We expect that delivery of the bonds will be made through the book-entry facilities of The Depository Trust Company on or about May 28, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

Morgan Keegan & Company, Inc.	US Bancorp

              You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus filed by us and the documents we have incorporated by reference. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the bonds in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission (the "SEC") that is incorporated by reference herein, is accurate as of any date other than its date. For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or "Empire," we are describing ourselves, The Empire District Electric Company, together with our subsidiaries.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $400,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our bonds and other information you should know before investing in our bonds. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying base prospectus before investing in our bonds.

ii

SUMMARY

              This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because it is a summary, it does not contain all the information you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the "Risk Factors" section and the information incorporated by reference, before making an investment decision.

The Empire District Electric Company

              We operate our businesses as three segments: electric, gas and other. The Empire District Electric Company ("EDE"), a Kansas corporation organized in 1909, is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in parts of Missouri, Kansas, Oklahoma and Arkansas. As part of our electric segment, we also provide water service to three towns in Missouri. The Empire District Gas Company ("EDG") is our wholly owned subsidiary engaged in the distribution of natural gas in Missouri. Our other segment consists of our fiber optics business. In 2009, 87.5% of our gross operating revenues were provided from sales from our electric segment (including 0.4% from the sale of water), 11.5% from our gas segment and 1.0% from our other segment.

              The territory served by our electric operations embraces an area of about 10,000 square miles, located principally in southwestern Missouri, and also includes smaller areas in southeastern Kansas, northeastern Oklahoma and northwestern Arkansas. The principal economic activities of these areas include light industry, agriculture and tourism. Of our total 2009 retail electric revenues, approximately 89.1% came from Missouri customers, 5.1% from Kansas customers, 3.0% from Oklahoma customers and 2.8% from Arkansas customers.

              We supply electric service at retail to 121 incorporated communities as of December 31, 2009, and to various unincorporated areas and at wholesale to four municipally owned distribution systems. The largest urban area we serve is the city of Joplin, Missouri, and its immediate vicinity, with a population of approximately 157,000.

              Our electric operating revenues in 2009 were derived as follows: residential 41.6%, commercial 31.4%, industrial 15.2%, wholesale on-system 4.2%, wholesale off-system 3.3%, miscellaneous sources, primarily public authorities 2.7% and other electric revenues 1.6%. Our largest single on-system wholesale customer is the city of Monett, Missouri, which in 2009 accounted for approximately 3% of electric revenues. No single retail customer accounted for more than 2% of electric revenues in 2009.

              Our gas operations, which are conducted by EDG, serve customers in northwest, north central and west central Missouri. We provide natural gas distribution to 44 communities and 310 transportation customers as of December 31, 2009. The largest urban area we serve is the city of Sedalia with a population of over 20,000.

              Our gas operating revenues in 2009 were derived as follows: residential 63.1%, commercial 27.1%, industrial 3.6% and other 6.2%.

              Our other segment consists of our fiber optics business which involves the leasing of fiber optics cable and equipment. As of December 31, 2009, we have 89 fiber customers.

              Our principal executive office is located at 602 S. Joplin Avenue, Joplin, Missouri 64801 and our telephone number there is (417) 625-5100.

The Offering

Issuer	The Empire District Electric Company.
Offered Securities	$100,000,000 aggregate principal amount of First Mortgage Bonds, 4.65% Series due 2020.
Ranking
The bonds will be our senior secured obligations, will be secured by a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company (but not its subsidiaries), subject to certain exceptions and will rank equally with all bonds at any time outstanding under the mortgage.
The bonds will be effectively subordinated to all indebtedness of our subsidiaries. At May 20, 2010, our subsidiaries had approximately $55.0 million of indebtedness outstanding.
Maturity Date	June 1, 2020.
Use of Proceeds
The net proceeds from this offering (after the payment of offering expenses) of approximately $98.8 million will be used to redeem our trust preferred securities and to repay short-term debt incurred to fund the repayment, at maturity, of our 6 1/2% first mortgage bonds due 2010. See "Use of Proceeds."
Interest Rate	The bonds will bear interest at the rate of 4.65% per annum from May 28, 2010 to, but excluding, June 1, 2020.
Interest Payment Dates	Interest on the bonds will be payable on June 1 and December 1 of each year, beginning on December 1, 2010.
Optional Redemption
We may redeem some or all of the bonds at any time before their maturity date at our option at a "make-whole" redemption price, together with accrued and unpaid interest, if any, to the redemption date. See "Description of the Bonds—Optional Redemption."

Summary Financial Data

              The following tables are a selection of certain of our financial information. This information is taken or derived from our audited consolidated financial statements for each of the years ended December 31, 2009, 2008 and 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the "2009 Annual Report") and from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (the "First Quarter 2010 Quarterly Report"). See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying base prospectus. We urge you to read this financial information, together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the 2009 Annual Report and the First Quarter 2010 Quarterly Report.

	For the Year Ended December 31,			Three Months Ended March 31, 2010
	2009	2008	2007	(unaudited)
	(in thousands, except ratios)
Income Statement Data:
Operating revenues	$497,168	$518,163	$490,160	$139,893
Operating income	74,495	71,012	65,566	16,078
Income from continuing operations	41,296	39,722	33,181	8,586
Net income	41,296	39,722	33,244	8,586
Ratio of earnings to fixed charges	2.15x	2.19x	2.08x	2.45x

	As of March 31, 2010 (unaudited)
	Actual		As adjusted(4)
	Amount	Percentage	Amount	Percentage
	(in thousands, except percentage information)
Balance Sheet Data:
Cash and cash equivalents	$5,977	N/A	$5,977	N/A

Current maturities of long-term debt(1)	$50,943	N/A	$943	N/A

Short-term debt	$29,000	N/A	$32,851	N/A

First mortgage bonds and secured debt(2)	$339,482	26.8%	$439,482	33.4%
Unsecured debt	247,852	19.6	247,852	18.8
Company obligated mandatorily redeemable trust preferred securities of subsidiary holding solely parent debentures(3)	50,000	3.9	—	0.0
Obligations under capital lease	2,526	0.2	2,526	0.2

Total long-term debt	639,860	50.5	689,860	52.4
Common stockholders' equity	626,092	49.5	626,092	47.6

Total long-term debt and common stockholders' equity	$1,265,952	100.0%	$1,315,952	100.0%

(1)
Includes $50.0 million of 6 1/2% first mortgage bonds due 2010 of The Empire District Electric Company that were paid at maturity on April 1, 2010.

(2)
Includes $55.0 million of first mortgage bonds issued by The Empire District Gas Company.

(3)
Represents the 8 1/2% trust preferred securities of Empire District Electric Trust I that are expected to be redeemed with the proceeds of this offering on or prior to June 30, 2010.

(4)
Adjusted to give effect to (a) the repayment at maturity of the 6 1/2% first mortgage bonds described in note 1 above, including the payment of accrued but unpaid interest, with the proceeds of short-term debt and (b) the issuance of the first mortgage bonds offered hereby and the use of the net proceeds therefrom to (1) repay the short-term debt incurred to fund the repayment of the 6 1/2% first mortgage bonds and (2) redeem the 8 1/2% trust preferred securities described in note 3 above, at 100% of the liquidation amount thereof, including the payment of accumulated but unpaid distributions. See "Use of Proceeds."

RISK FACTORS

              Investing in the bonds involves a high degree of risk. Before purchasing the bonds, you should carefully consider the following information about these risks, together with the other information incorporated by reference herein, including the information discussed under the caption "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as all of the other information included in this prospectus supplement and the accompanying base prospectus. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See also "Forward-Looking Statements" in this prospectus supplement.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

              Currently, our corporate credit ratings and the ratings for our securities are as follows:

	Fitch	Moody's	Standard & Poor's
Corporate Credit Rating	n/r*	Baa2	BBB-
EDE First Mortgage Bonds	BBB+	A3	BBB+
Senior Notes	BBB	Baa2	BBB-
Trust Preferred Securities	BB+	Baa3	BB
Commercial Paper	F2	P-2	A-3
Outlook	Stable	Stable	Stable

*
Not rated.

              The ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. A rating is not a recommendation to purchase, sell or hold securities and each rating should be evaluated independently of any other rating. The lower the rating, the higher the interest cost of the securities when they are sold. In addition, a downgrade in our senior unsecured long-term debt rating would result in an increase in our borrowing costs under our bank credit facility. If any of our ratings fall below investment grade (investment grade is defined as Baa3 or above for Moody's and BBB- or above for Standard & Poor's and Fitch), our ability to issue short-term debt, commercial paper or other securities or to market those securities would be impaired or made more difficult or expensive. Therefore, any such downgrades could have a material adverse effect on our business, financial condition and results of operations. In addition, any actual downgrade of our commercial paper rating from Moody's or Fitch, may make it difficult for us to issue commercial paper. To the extent we are unable to issue commercial paper, we will need to meet our short-term debt needs through borrowings under our revolving credit facilities, which may result in higher costs.

              We cannot assure that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

We are exposed to increases in costs and reductions in revenue which we cannot control and which may adversely affect our business, financial condition and results of operations.

              The primary drivers of our electric operating revenues in any period are: (1) rates we can charge our customers, (2) weather, (3) customer growth and (4) general economic conditions. Of the factors driving revenues, weather has the greatest short-term effect on the demand for electricity for our regulated business. Mild weather reduces demand and, as a result, our electric operating revenues. In addition, changes in customer demand due to downturns in the economy could reduce our revenues.

              The primary drivers of our electric operating expenses in any period are: (1) fuel and purchased power expenses, (2) maintenance and repairs expense, including repairs following severe weather and plant outages, (3) taxes and (4) non-cash items such as depreciation and amortization expense. Although we generally recover these expenses through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases.

              The primary drivers of our gas operating revenues in any period are: (1) rates we can charge our customers, (2) weather, (3) customer growth, (4) the cost of natural gas and interstate pipeline transportation charges and (5) general economic conditions. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our natural gas service territory and a significant amount of our natural gas revenues are recognized in the first and fourth quarters related to the heating seasons. Accordingly, our natural gas operations have historically generated less revenues and income when weather conditions are warmer in the winter.

              The primary driver of our gas operating expense in any period is the price of natural gas.

              Significant increases in electric and gas operating expenses or reductions in electric and gas operating revenues may occur and result in a material adverse effect on our business, financial condition and results of operations.

We are exposed to factors that can increase our fuel and purchased power expenditures, including disruption in deliveries of coal or natural gas, decreased output from our power plants, failure of performance by purchased power counterparties and market risk in our fuel procurement strategy.

              Fuel and purchased power costs are our largest expenditures. Increases in the price of coal, natural gas or the cost of purchased power will result in increased electric operating expenditures.

              We depend upon regular deliveries of coal as fuel for our Riverton, Asbury and Iatan plants, and as fuel for the facility which supplies us with purchased power under our contract with Westar Energy. Substantially all of this coal comes from mines in the Powder River Basin of Wyoming and is delivered to the plants by train. Production problems in these mines, railroad transportation or congestion problems, or unavailability of trains could affect delivery cycle times required to maintain plant inventory levels, causing us to implement coal conservation and supply replacement measures to retain adequate reserve inventories at our facilities. These measures could include some or all of the following: reducing the output of our coal plants, increasing the utilization of our higher-cost gas-fired generation facilities, purchasing power from other suppliers, adding additional leased trains to our supply system and purchasing locally mined coal which can be delivered without using the railroads. Such measures could result in increased fuel and purchased power expenditures.

              With the addition of the Missouri fuel adjustment mechanism effective September 1, 2008, we now have a fuel cost recovery mechanism in all of our jurisdictions, which significantly reduces our net income exposure to the impact of the risks discussed above. However, cash flow could still be impacted by these increased expenditures. We are also subject to prudency reviews which could negatively impact our net income if a regulatory commission would conclude our costs were incurred imprudently.

              We have also established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs and manage cost and pricing uncertainty. Within this activity, we may incur losses from these contracts. By using physical and financial instruments, we are exposed to credit risk and market risk. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified to fuel expense and recovered or refunded to the customer through our fuel adjustment mechanisms. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms.

We may be unable to recover increases in the cost of natural gas from our natural gas utility customers, or may lose customers as a result of any price increases.

              In our natural gas utility business, we are permitted to recover the cost of gas directly from our customers through the use of a purchased gas adjustment provision. Our purchased gas adjustment provision is regularly reviewed by the MPSC. In addition to reviewing our adjustments to customer rates, the MPSC reviews our costs for prudency as well. To the extent the MPSC may determine certain costs were not incurred prudently, it could adversely affect our gas segment earnings and cash flows. In addition, increases in natural gas costs affect total prices to our customers and, therefore, the competitive position of gas relative to electricity and other forms of energy. Increases in natural gas costs may also result in lower usage by customers unable to switch to alternate fuels. Such disallowed costs or customer losses could have a material adverse effect on our business, financial condition and results of operations.

We are subject to regulation in the jurisdictions in which we operate.

              We are subject to comprehensive regulation by federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate regulate many aspects of our utility operations, including the rates that we can charge customers, siting and construction of facilities, pipeline safety and compliance, customer service and our ability to recover increases in our fuel and purchased power costs.

              The FERC has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

              Information concerning recent filings requesting increases in rates and related matters is set forth under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Rate Matters" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

              We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our utility customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. If our costs increase and we are unable to recover increased costs through base rates or fuel adjustment clauses, or if we are unable to fully recover our investments in new facilities, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have a material adverse effect on our results of operations.

Operations risks may adversely affect our business and financial results.

              The operation of our electric generation, and electric and gas transmission and distribution systems involves many risks, including breakdown or failure of expensive and sophisticated equipment, processes and personnel performance; operating limitations that may be imposed by equipment conditions, environmental or other regulatory requirements; fuel supply or fuel transportation reductions or interruptions; transmission scheduling constraints; and catastrophic events such as fires, explosions, severe weather or other similar occurrences.

              We have implemented training, preventive maintenance and other programs, but there is no assurance that these programs will prevent or minimize future breakdowns, outages or failures of our generation facilities. In those cases, we would need to either produce replacement power from our other facilities or purchase power from other suppliers at potentially volatile and higher cost in order to meet our sales obligations.

              These and other operating events may reduce our revenues, increase costs, or both, and may materially affect our results of operations, financial position and cash flows.

Financial market disruptions may increase financing costs, limit access to the credit markets or cause reductions in investment values in our pension plan assets.

              General market declines in 2008 and early 2009, resulting in part from the sub-prime mortgage issues, have generally reduced access to the capital markets. We estimate our capital expenditures to be $110.9 million in 2010. Although we believe it is unlikely we will have difficulty accessing the markets for the capital needed to complete these projects, financing costs could fluctuate. Market conditions in 2008 negatively impacted the return on our pension plan and Other Postretirement Benefits (OPEB) assets in 2008. Our net pension and OPEB liability increased $68.7 million in 2008. The market recovered in 2009, however our costs also increased, resulting in a $0.7 million increase in our 2009 net pension and OPEB liability. We expect to be required to fund approximately $15.2 million in 2010 for pension and OPEB liabilities. Future market declines could result in increased pension and OPEB liabilities and funding obligations.

The cost and schedule of construction projects may materially change.

              We have entered into an agreement to purchase an undivided interest in 50 megawatts (7.5% ownership interest) of the Plum Point Energy Station's new 665-megawatt, coal-fired generating facility, scheduled for completion in the summer of 2010. We have also entered into an agreement with KCP&L to purchase an undivided ownership interest in the coal-fired Iatan 2 generating facility, scheduled for completion in the fourth quarter of 2010. We will own 12%, or approximately 100 megawatts, of the 850-megawatt unit.

              There are risks that actual costs may exceed budget estimates, delays may occur in obtaining permits and materials, suppliers and contractors may not perform as required under their contracts, there may be inadequate availability, productivity or increased cost of qualified craft labor, start-up activities may take longer than currently planned, the scope and timing of projects may change, the re-baselined schedule may not be met and other events beyond our control, including the failure of one or more of the generation plant co-owners to pay their share of construction, operations and maintenance costs, may occur that may materially affect the schedule, budget, cost and performance of these projects. To the extent the completion of these projects is delayed, we expect that the timing of receipt of increases in base rates reflecting our investment in such projects will be correspondingly delayed. Costs associated with these projects will also be subject to prudency review by regulators as part of future rate case filings.

We are subject to environmental laws and the incurrence of environmental liabilities which may adversely affect our business, financial condition and results of operations.

              We are subject to extensive federal, state and local regulation with regard to air and other environmental matters. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position. In addition, new environmental laws and regulations, and new interpretations of existing environmental laws and regulations, have been adopted and may in the future be adopted which may substantially increase our future environmental expenditures for both new facilities and our existing facilities. Compliance with current and future air emission standards (such as those limiting emission levels of sulfur dioxide (SO2) and nitrogen oxide (NOx) and, potentially, carbon dioxide (CO2)) has required, and may in the future require, significant environmental expenditures. Although we have historically recovered such costs through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases. The incurrence of additional material environmental costs which are not recovered in our rates may result in a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that an active trading market for the bonds will develop.

              We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the bonds, the ability of the bondholders to sell their bonds or the price at which the bondholders will be able to sell the bonds. Future trading prices of the bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

              The underwriters have informed us that they intend to make a market in the bonds. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the bonds does not develop, purchasers may be unable to resell the bonds for an extended period of time. Consequently, a bondholder may not be able to liquidate its investment readily.

USE OF PROCEEDS

              We estimate that the net proceeds from this offering (after payment of expenses) will be approximately $98.8 million. We intend to use the net proceeds to (1) redeem all $50.0 million of the outstanding 8 1/2% trust preferred securities of Empire District Electric Trust I, which are expected to be redeemed on or prior to June 30, 2010, including the payment of accumulated but unpaid distributions, and (2) repay short-term debt incurred to fund the repayment of a portion of the $50.0 million of the 6 1/2% first mortgage bonds due 2010 of The Empire District Electric Company that were paid at maturity on April 1, 2010. As of May 20, 2010, we had $64.0 million of short-term debt outstanding, bearing interest at a weighted average rate of 1.67% per annum.

DESCRIPTION OF THE BONDS

              The following information concerning the bonds supplements and should be read in conjunction with the statements under "Description of First Mortgage Bonds" in the accompanying base prospectus.

General

              The bonds will be issued as a new series of our first mortgage bonds under the mortgage (as defined in the accompanying base prospectus) as supplemented by the Thirty-Fifth Supplemental Indenture to be dated as of May 28, 2010.

              We may from time to time without notice to, or the consent of, the holders of the bonds create and issue further bonds, equal in rank, of the same series and having the same terms as the bonds being offered by this prospectus supplement. Bonds will be issued in denominations of $1,000 and integral multiples thereof.

              The mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of bonds special protection in the event of a highly leveraged transaction.

Interest and Maturity

              The bonds will bear interest at the rate of 4.65% per annum, payable on June 1 and December 1 of each year, beginning December 1, 2010. Interest will be paid to the person in whose name a bond is registered at the close of business on the May 15 or November 15 next preceding each semi-annual interest payment date. The bonds will mature on June 1, 2020.

              Interest on the bonds will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay).

Ranking

              The bonds will be our senior secured obligations, will be secured by a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company (but not its subsidiaries), subject to certain exceptions, and will rank equally with all bonds at any time outstanding under the mortgage.

              The bonds will be effectively subordinated to all indebtedness of our subsidiaries. At May 20, 2010, our subsidiaries had approximately $55.0 million of indebtedness outstanding.

Sinking Fund

              There is no sinking fund applicable to any outstanding series of bonds and the Thirty-Fifth Supplemental Indenture will not provide a sinking fund for the bonds.

Dividend Restriction

              So long as any of the bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the sum of $10.75 million and the earned surplus accumulated after

August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation.

Optional Redemption

              We may, at our option, redeem some or all of the bonds at any time. If we redeem the bonds prior to their maturity, we must pay you a redemption price equal to the greater of:

    (i)
    100% of the principal amount of the bonds to be redeemed; and

    (ii)
    the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points.

    "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) if the Trustee obtains four or more Reference Treasury Dealer Quotations, the average of such Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

    "Quotation Agent" means the Reference Treasury Dealer appointed by us.

    "Reference Treasury Dealer" means (i) Banc of America Securities LLC (or its affiliates that are Primary Treasury Dealers) and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotation" means, with respect to any Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

              When we redeem bonds, we must also pay all interest that has accrued to the redemption date on the redeemed bonds.

              We will give notice to holders of bonds to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the date fixed for redemption. The notice of redemption may provide that the redemption is conditioned upon the occurrence of certain events before the date fixed for redemption. If any of these events fail to occur and are not waived by us, the notice of redemption shall be of no effect, we will be under no obligation to redeem the bonds or pay you any redemption proceeds, and our failure to so redeem the bonds will not be considered a default or event of default under the mortgage. If fewer than all of the bonds are to be redeemed, the trustee will select the particular bonds, or portions thereof, for redemption from the outstanding bonds by such method as the trustee considers fair and appropriate.

              On and after the redemption date, interest will cease to accrue on the bonds or any portion of the bonds called for redemption unless, in the case of an unconditional notice of redemption, we default in the payment of the redemption price and accrued interest.

Book-Entry System

              DTC, New York, NY will act as securities depositary for the bonds. The bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond (the "Global Bond") certificate will be issued for the bonds, in the aggregate principal amount of $100,000,000, and will be deposited with the trustee, as custodian for DTC.

              We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. That information is not incorporated in or otherwise made a part of this prospectus supplement.

              Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser of each bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the bonds is discontinued.

              To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

              Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              Redemption notices, if any, will be sent to DTC. If less than all of the bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the bonds be redeemed.

              Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the bonds unless authorized by a Direct Participant in accordance with DTC's Money Market Instrument Procedures. Under its usual procedures, DTC would mail an Omnibus Proxy to Empire as soon as possible after the relevant record date. The Omnibus Proxy assigns Cede & Co.'s (or such other DTC nominee's) consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

              Principal and interest payments and any redemption proceeds on the bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC has advised us and the trustee that its practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from Empire or the trustee in accordance with their respective holdings shown on DTC's records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest and any redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

              A Beneficial Owner shall give notice to elect to have its bonds purchased or tendered, through its Participant, to tender agent, and shall effect delivery of such bonds by causing the Direct Participant to transfer the Participant's interest in the bonds, on DTC's records, to tender agent. The requirement for physical delivery of the bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the bonds are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered bonds to tender agent's DTC account.

              DTC may discontinue providing its services as depositary with respect to the bonds at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depositary is not obtained, bond certificates are required to be printed and delivered to the Beneficial Owners.

              We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, bond certificates will be printed and delivered.

              Beneficial Owners should consult with the Direct Participant or Indirect Participant from whom they purchased a book-entry interest to obtain information concerning the system maintained by such

Direct or Indirect Participant to record such interests, to make payments and to forward notices of redemption and other information.

              None of us, the underwriters or the trustee has any responsibility or liability for any aspects of the records or notices relating to, or payments made on account of, book-entry interest ownership, or for maintaining, supervising or reviewing any records relating to that ownership.

              The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the mortgage trustees nor the underwriters will have any responsibility for the performance by DTC or its Participants of their respective obligations described above or under the rules and procedures governing their respective obligations.

UNDERWRITING

              We are offering the bonds described in this prospectus supplement through Banc of America Securities LLC, Wells Fargo Securities, LLC, Morgan Keegan & Company, Inc. and U.S. Bancorp Investments, Inc. Banc of America Securities LLC is the sole representative of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of the bonds listed next to its name in the following table:

Underwriters	Principal Amount of Bonds
Banc of America Securities LLC	$55,000,000
Wells Fargo Securities, LLC	30,000,000
Morgan Keegan & Company, Inc.	7,500,000
U.S. Bancorp Investments, Inc.	7,500,000

Total	$100,000,000

              The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the bonds if they buy any of them. The underwriters will sell the bonds to the public when and if the underwriters buy the bonds from us.

              The bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of bonds. Any such securities dealers may resell any bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of bonds. If all of the bonds are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

              Any underwriter may sell bonds to or through dealers, and such dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters and/or from purchasers of bonds for whom they may act as agents or to whom they may sell as principal. In connection with the sale of the bonds, any discounts or commissions the underwriters and any dealers receive and any profits they realize if and when they resell the bonds may be deemed to be underwriting discounts or commissions.

              We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $300,000.

              We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

              The bonds are a new issue of securities with no established trading market. The bonds will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the bonds after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds or that an active public market for the bonds will develop. If an active public market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

              In connection with the offering of the bonds, the representative may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the representative may overallot in connection with the offering, creating a short position. In addition, the representative may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the bonds. The representative will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

              The representative also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

              We expect to deliver the bonds against payment thereof in New York, New York on May 28, 2010, which will be the fourth business day following the date of the pricing of the bonds. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement will be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of this prospectus supplement should consult their own advisors.

              The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. An affiliate of Banc of America Securities LLC is the syndication agent and a lender under both of our unsecured revolving credit facilities. An affiliate of Wells Fargo Securities, LLC is the documentation agent and a lender under both of our unsecured revolving credit facilities. An affiliate of each of the other underwriters is a lender under our $150 million unsecured revolving credit facility. As the proceeds of this offering will be used, in part, to repay amounts outstanding under our $150 million unsecured revolving credit facility, such affiliates will receive a portion of the proceeds. However, we do not expect that more than 5% of the net proceeds of this offering will be paid to any of the underwriters (or their affiliates).

 LEGAL MATTERS

              Certain legal matters in connection with the bonds are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, LLP, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters are being passed upon for the underwriters by Dewey & LeBoeuf LLP.

EXPERTS

              The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

              We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

              Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

              Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus supplement or the accompanying base prospectus and is not incorporated by reference herein.

              The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus, and information that we file later with the SEC will automatically update and supersede this information. In addition to the documents incorporated by reference in the section entitled "Where You Can Find More Information" in the accompanying base prospectus, we hereby incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before the completion of the sale of all the securities covered by this prospectus supplement, provided, however, that unless otherwise explicitly set forth therein, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any other information not deemed to be "filed" with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2009.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

  •
  Our Current Reports on Form 8-K filed on January 14, 2010, January 27, 2010, April 12, 2010, May 3, 2010 and May 12, 2010.

              You may request a copy of this filing or any of the filings incorporated by reference herein at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The Empire District Electric Company
    602 S. Joplin Avenue
    Joplin, Missouri 64801
    Tel: (417) 625-5100

              You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus.

FORWARD-LOOKING STATEMENTS

              Certain matters discussed in this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

  •
  weather, business and economic conditions and other factors which may impact sales volumes and customer growth;

  •
  the amount, terms and timing of rate relief we seek and related matters;

  •
  the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

  •
  volatility in the credit, equity and other financial markets and the resulting impact on our short term debt costs and our ability to issue debt or equity securities, or otherwise secure funds to meet our capital expenditure, dividend and liquidity needs;

  •
  the results of prudency and similar reviews by regulators of costs we incur, including capital expenditures;

  •
  operation of our electric generation facilities and electric and gas transmission and distribution systems, including the performance of our joint owners;

  •
  the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

  •
  the periodic revision of our construction and capital expenditure plans and cost and timing estimates;

  •
  legislation;

  •
  regulation, including environmental regulation (such as NOx, SO2 and CO2) and heath care regulation;

  •
  competition, including the regional SPP energy imbalance market;

  •
  electric utility restructuring, including ongoing federal activities and potential state activities;

  •
  the impact of electric deregulation on off-system sales;

  •
  changes in accounting requirements;

  •
  the timing of accretion estimates, and integration costs relating to completed and contemplated acquisitions and the performance of acquired businesses;

  •
  rate regulation, growth rates, discount rates, capital spending rates, terminal value calculations and other factors integral to the calculations utilized to test the impairment of goodwill, in addition to market and economic conditions which could adversely affect the analysis and ultimately negatively impact earnings;

  •
  matters such as the effect of changes in credit ratings on the availability and our cost of funds;

  •
  the performance of our pension assets and other post employment benefit plan assets and the resulting impact on our related funding commitments;

  •
  interruptions or changes in our coal delivery, gas transportation or storage agreements or arrangements;

  •
  the success of efforts to invest in and develop new opportunities;

  •
  costs and effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  our exposure to the credit risk of our hedging counterparties; and

  •
  other circumstances affecting anticipated rates, revenues and costs.

              All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

              We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the facts, results, performance or achievements we have anticipated in such forward-looking statements.

PROSPECTUS

$400,000,000

THE EMPIRE DISTRICT ELECTRIC COMPANY

UNSECURED DEBT SECURITIES
FIRST MORTGAGE BONDS
COMMON STOCK
PREFERENCE STOCK
GUARANTEES OF PREFERRED SECURITIES

EMPIRE DISTRICT ELECTRIC TRUST II
EMPIRE DISTRICT ELECTRIC TRUST III

PREFERRED SECURITIES
(Fully and unconditionally guaranteed, as described herein,
by The Empire District Electric Company)

        We may offer from time to time:

  •
  our unsecured debt securities, in one or more series;

  •
  our first mortgage bonds, in one or more series;

  •
  shares of our common stock;

  •
  shares of our preference stock; and

  •
  units comprised of some of the securities listed above.

        We may issue and sell junior subordinated debentures to Empire District Electric Trust II or III corresponding to a series of preferred securities or we may issue and sell other unsecured debt securities to the public.

        The trusts may offer from time to time preferred securities, representing undivided beneficial interests in the applicable trust.

        The aggregate initial offering price of the securities that we and the trusts offer under this prospectus will not exceed $400,000,000. We and the trusts will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the relevant offering. We may offer the securities in units.

        We and the trusts will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

        Investing in our securities involves risks. See the section entitled "Risk Factors" beginning on page 2 of this prospectus and any similarly entitled section in any prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2008

 IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

        You should rely only on the information contained in this prospectus or any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement, as well as the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its date. For purposes of this prospectus or any prospectus supplement, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or "Empire," we are describing ourselves, The Empire District Electric Company, together with our subsidiaries.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus up to an aggregate amount of $400,000,000. In this prospectus, we provide you with a general description of the securities we may offer.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by the statements made in such prospectus supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement, together with additional information described under the heading "Incorporation by reference" before investing in our securities.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities; provided, however, that, unless otherwise specified in a prospectus supplement, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any other information not deemed to be filed with the SEC.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

  •
  Our Current Reports on Form 8-K filed on March 12, 2008 and May 16, 2008.

  •
  The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The Empire District Electric Company
    602 Joplin Avenue
    Joplin, Missouri 64801
    Tel: (417) 625-5100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

  •
  the amount, terms and timing of rate relief we seek and related matters;

  •
  the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

  •
  weather, business and economic conditions and other factors which may impact sales volumes and customer growth;

  •
  operation of our electric generation facilities and electric and gas transmission and distribution systems;

  •
  the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

  •
  the periodic revision of our construction and capital expenditure plans and cost estimates;

  •
  legislation;

  •
  regulation, including environmental regulation (such as NOx, SO2 and CO2 regulation);

  •
  competition, including the energy imbalance market;

  •
  electric utility restructuring, including ongoing federal activities and potential state activities;

  •
  the impact of electric deregulation on off-system sales;

  •
  changes in accounting requirements;

  •
  other circumstances affecting anticipated rates, revenues and costs;

  •
  the timing of accretion estimates, and integration costs relating to, completed and contemplated acquisitions and the performance of acquired businesses;

  •
  matters such as the effect of changes in credit ratings on the availability and our cost of funds;

  •
  interruptions or changes in our coal delivery, gas transportation or storage agreements or arrangements;

  •
  the success of efforts to invest in and develop new opportunities;

  •
  costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

  •
  our exposure to the credit risk of our hedging counterparties.

        All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

        We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the facts, results, performance or achievements we have anticipated in such forward-looking statements.

INFORMATION ABOUT EMPIRE

        We operate our business as three segments: electric, gas and other. The Empire District Electric Company (EDE), a Kansas corporation organized in 1909, is an operating public utility engages in the generation, purchase, transmission, distribution and sale of electricity in parts of Missouri, Kansas, Oklahoma and Arkansas. As part of our electric segment, we also provide water service to three towns in Missouri. The Empire District Gas Company (EDG) is our wholly-owned subsidiary formed to hold the Missouri Gas assets acquired from Aquila, Inc. on June 1, 2006. It provides natural gas distribution to communities in northwest, north central and west central Missouri. Our other segment consists of our non-regulated businesses, primarily our fiber optics business.

        Our executive offices are located at 602 Joplin Avenue, Joplin, Missouri 64801, telephone number (417) 625-5100.

INFORMATION ABOUT THE EMPIRE TRUSTS

        Each Empire Trust is a statutory trust that we have formed under Delaware law. For each trust there is a trust agreement signed by us as depositor, by Wells Fargo Bank, National Association as property trustee, by Wells Fargo Delaware Trust Company as Delaware trustee and by two of our employees as administrative trustees. For each trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through a trust, the applicable trust agreement will be amended to read substantially like the form of amended and restated trust agreement that is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Issuance and Sale of the Trust Securities

        We have created each Empire Trust solely to:

  •
  issue and sell its trust securities (including the preferred securities and its common securities), which represent proportionate beneficial ownership interests in that Empire Trust and its assets;

  •
  use the proceeds from the sale of the trust securities to buy from us a series of our junior subordinated debentures, which, together with any cash received in respect of principal or interest on those debentures, will be the only assets of that Empire Trust;

  •
  maintain its status as a grantor trust for federal income tax purposes; and

  •
  engage in only those other activities necessary or convenient to accomplish the other purposes.

        Because the Empire Trusts' only assets will be junior subordinated debentures that we issue to them, our payments on those debt securities will be the only source of funds to be paid to purchasers or owners of the trust securities. Each of the Empire Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of the other or any other similar trust we may create.

        We will acquire and own all of the common securities of each Empire Trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of each Empire Trust. The remainder, representing up to 97% of the ownership interests in each Empire Trust, will be preferred securities of that Empire Trust which may be sold to the public. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the Empire Trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if we default on the corresponding junior subordinated debentures that we issue to the Empire Trust and do not cure the default within the times specified in the indenture governing our issuance of our junior subordinated debentures, our rights to payments as holder of the common securities will be subordinated to the rights of the holders of the preferred securities. See "Description of Preferred Securities—Subordination of Common Securities."

        Unless we say otherwise in the applicable prospectus supplement, each Empire Trust will have a term of approximately 50 years. However, an Empire Trust may dissolve earlier as provided in the trust agreement and the prospectus supplement.

        Each Empire Trust's business and affairs will be conducted by its trustees, whom we will appoint as holder of the common securities. Unless we say otherwise in the applicable prospectus supplement, the trustees for each Empire Trust will be:

  •
  Wells Fargo Bank, National Association, as the property trustee;

  •
  Wells Fargo Delaware Trust Company, as the Delaware trustee; and

  •
  Two of our officers, as individual administrative trustees.

        We refer to all of these trustees collectively as the "issuer trustees." Wells Fargo Bank, National Association, as property trustee, will act as sole indenture trustee under the trust agreement for purposes of compliance with the Trust Indenture Act. Unless we say otherwise in the applicable prospectus supplement, Wells Fargo Bank, National Association will also act as trustee under our guarantee agreement relating to the preferred securities. See "Description of Guarantees" and "Description of Unsecured Debt Securities—Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts."

        As the holder of the common securities of an Empire Trust, we will ordinarily have the right to appoint, remove or replace the property trustee or the Delaware trustee for each Empire Trust. However, if we are in default with respect to the corresponding junior subordinated debentures issued to that Empire Trust (and we haven't cured that default within the time specified in the indenture), then the holders of a majority in liquidation amount of that Empire Trust's outstanding preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; we retain that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the trust agreement.

        Under the trust agreements, we promise to pay all fees and expenses related to each Empire Trust and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Empire Trust, except obligations under the preferred securities and the common securities.

        The Empire Trusts have no separate financial statements. Separate financial statements would not be material to holders of the preferred securities because the Empire Trusts have no independent operations. They exist solely for the limited functions summarized above. We will guarantee the preferred securities as described later in this prospectus.

        The executive offices of each Empire Trust are located at c/o The Empire District Electric Company, 602 Joplin Avenue, Joplin, Missouri 64801, telephone number (417) 625-5100.

USE OF PROCEEDS

        The proceeds from the sale of the securities by us will be used as described in the prospectus supplements by which the securities are offered. Each Empire Trust will use all of the proceeds it receives from the sale of its trust securities (including both the preferred securities and the common securities) to purchase from us the corresponding junior subordinated debentures that will provide the funds for the trust's payments to purchasers of its trust securities.

 EARNINGS RATIOS

        The ratio of earnings to fixed charges of Empire for each of the periods indicated is as follows:

	Three Months Ended March 31, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges(1)	1.88x	2.08x	2.60x	2.21x	2.12x	2.44x

(1)
In each of the periods presented, the ratio of combined fixed charges and preference dividends to earnings is equal to the ratio of earnings to fixed charges.

        For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) plus the estimated interest portion of rent expense.

        The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

DESCRIPTION OF UNSECURED DEBT SECURITIES

        The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

        We have summarized the material provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

General

        The indenture does not significantly limit our operations. In particular, it does not:

  •
  limit the amount of unsecured debt securities that we can issue under the indenture;

  •
  limit the number of series of unsecured debt securities that we can issue from time to time;

  •
  restrict the total amount of debt that we may incur; or

  •
  contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of a highly leveraged transaction or any other transaction resulting in a decline in our ratings or credit quality.

        As of June 30, 2008, the following series of unsecured debt securities are outstanding under the indenture:

  •
  $40,000,000 aggregate principal amount of senior notes 5.80% series due 2035;

  •
  $62,000,000 aggregate principal amount of senior notes 6.70% series due 2033;

  •
  $49,203,000 aggregate principal amount of senior notes 7.05% series due 2022; and

  •
  $98,000,000 aggregate principal amount of senior notes 4 1/2% series due 2013.

The ranking of each new series of unsecured debt securities with respect to this existing indebtedness and all of our other indebtedness will be established by the securities resolution creating the series. The junior subordinated debentures to be issued to the trusts will rank junior in right of payment to our senior unsecured debt and subordinated unsecured debt and will rank equally with our other junior subordinated unsecured debt.

        Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S.

dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

        We may from time to time without notice to, or the consent of, the holders of unsecured debt securities of a series at the time outstanding, create and further issue new securities of the same series equal in rank and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the outstanding series.

Terms

        A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

  •
  the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

  •
  the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  •
  the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

  •
  the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

  •
  the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  •
  the manner of paying principal and interest on the unsecured debt securities;

  •
  the place or places where principal and interest will be payable;

  •
  the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

  •
  the terms of any conversion or exchange right;

  •
  the terms of any redemption of unsecured debt securities at the option of holders;

  •
  any tax indemnity provisions;

  •
  if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

  •
  the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

  •
  whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

  •
  whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

  •
  provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

  •
  the ranking of the unsecured debt securities issued under the indenture or otherwise, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

  •
  any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

  •
  any provisions relating to the deferral of payment of any interest;

  •
  if the series of debt securities is to be issued to an Empire Trust, the forms of the related trust agreement and guarantee agreement;

  •
  the additions or changes, if any, to the indenture with respect to that series of debt securities to permit or facilitate the issuance of that series of debt securities to an Empire Trust; and

  •
  any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

        We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

        In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

        A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

        We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

        The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

        Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

        The ranking of the unsecured debt securities issued under the indenture will be set forth in the applicable prospectus supplement. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

        Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of June 30, 2008, we had approximately $278.2 million aggregate principal amount of outstanding first mortgage bonds.

Successor Obligor

        The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

  •
  that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  •
  that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

  •
  all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  •
  immediately after the transaction no default exists under the indenture.

        In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Unsecured Debt Securities

        Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

Defaults and Remedies

        Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

  •
  we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

  •
  we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

  •
  we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

  •
  we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  •
  pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

  —
  commence a voluntary case,

  —
  consent to the entry of an order for relief against us in an involuntary case,

  —
  consent to the appointment of a custodian for us and for all or substantially all of our property, or

  —
  make a general assignment for the benefit of our creditors;

  •
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

  —
  is for relief against us in an involuntary case,

  —
  appoints a custodian for us and for all or substantially all of our property, or

  —
  orders us to liquidate; or

  •
  there occurs any other event of default provided for in such series. (Section 6.01)

        The failure to complete the redemption of unsecured debt securities which have been called for redemption on a conditional basis because the condition was not satisfied, shall not constitute an event of default.

        The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

        A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

        If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately. (Section 6.02) In the case of a series issued to an Empire Trust, the applicable securities resolution and prospectus supplement will provide that if, upon an event of default, the trustee or the holders of not less than 25% in aggregate principal amount of the series fail to declare the principal of all the debt securities of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the preferred securities then outstanding shall have the right to do so by notice to us and to the trustee. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

        Except as provided in the next sentence, the holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. In the case of a series of debt securities issued to an Empire Trust, the applicable securities resolution and prospectus supplement will provide that the holders of a majority in aggregate liquidation amount of the preferred securities then outstanding shall also have the right to rescind the acceleration and its consequences with respect to such series, subject to the same conditions set forth above.

        If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

        The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

        The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

        Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe that provision, we and the trustee may amend the unsecured debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02) However, in the case of a series of debt securities issued to an Empire Trust, the applicable securities resolution and prospectus supplement will provide that we are not permitted to adopt an amendment that adversely affects the holders of the preferred securities in any material respect, and no termination of the indenture shall occur, without the prior consent of the holders of a majority in aggregate liquidation amount of the related series of preferred securities then outstanding unless and until the principal (and premium, if any) of the debt securities of that series and all accrued and unpaid interest thereon have been paid in full. Furthermore, in the case of a series issued to an Empire Trust, the applicable securities resolution and prospectus supplement will provide that no amendment can be made to the provision of the indenture allowing holders of preferred securities to sue directly following our failure to make timely payments on the debt securities as described above without the prior consent of the holder of each preferred security then outstanding unless and until the principal (and premium, if any) of the debt securities of the series and all accrued and unpaid interest thereon have been paid in full.

        However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

  •
  reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

  •
  change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

  •
  reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

  •
  change the currency in which the principal or interest on an unsecured debt security is payable;

  •
  make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

  •
  change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

        Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

  •
  to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

  •
  to create a series of unsecured debt securities and establish its terms;

  •
  to provide for a separate trustee for one or more series of unsecured debt securities; or

  •
  to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

        Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

        We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

        To exercise either defeasance option as to a series of unsecured debt securities, we must:

  •
  irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

  •
  deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

  •
  comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

        "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts

        General.    The junior subordinated debentures that we issue to an Empire Trust may be issued in one or more series under the indenture with terms corresponding to the terms of a series of preferred securities issued by that Empire Trust. Concurrently with the issuance of each Empire Trust's preferred securities, that Empire Trust will invest the proceeds from the sale of the preferred securities and the consideration we pay for the common securities in a series of corresponding junior subordinated debentures that we will issue to that Empire Trust.

        Each series of corresponding junior subordinated debentures:

  •
  will be unsecured;

  •
  will be in the principal amount equal to the aggregate stated liquidation amount of the preferred securities and the common securities of the Empire Trust; and

  •
  will rank equally with all other series of junior subordinated debt securities in terms of priority of payment.

        Unless provided otherwise in the prospectus supplement, holders of the preferred securities issued by an Empire Trust that owns a series of corresponding junior subordinated debentures will have the rights summarized above in connection with modifications to the indenture or upon occurrence of a trust event of default. See "—Amendments and Waivers" and "—Defaults and Remedies," above and "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantees—Enforcement Rights of Holders of Preferred Securities."

        The prospectus supplement will describe specific terms relating to the corresponding junior subordinated debentures.

        Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of corresponding junior subordinated debentures:

  •
  to maintain, directly or indirectly, 100% ownership of the common securities of the Empire Trust to which the corresponding junior subordinated debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to our ownership of the common securities);

  •
  not to voluntarily dissolve, wind-up or liquidate any Empire Trust, except:

  —
  in connection with a distribution of the junior subordinated debentures to the holders of the preferred securities in liquidation of the Empire Trust; or

  —
  in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

  •
  to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such Empire Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

For additional covenants relating to payment of expenses of the Empire Trusts, see "Description of Preferred Securities—Payment of Expenses."

        Option to Extend Interest Payment Date.    Unless otherwise stated in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of corresponding junior subordinated debentures to defer payments of interest for a specified number of consecutive interest payment, or extension, periods. No extension period may extend beyond the maturity date of that series of corresponding junior subordinated debentures. We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, we will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law.) United States federal income tax consequences and special considerations applicable to any corresponding junior subordinated debentures for which an extension period has been elected will be described in the applicable prospectus supplement. During any extension period, or while we are in default, we will be restricted in our ability to make payments or incur obligations related to our capital stock or debt securities ranking equal to or below the junior subordinated debentures.

        Prior to the termination of any extension period, we may further extend the interest payment period. However, the deferral period, together with all prior and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. After the termination of any deferral period and the payment of all amounts due, we may decide to begin a new deferral period, subject to the above requirements.

        If the property trustee is the sole holder of the series of junior subordinated debentures held by an Empire Trust, we will give the administrative trustee and the property trustee notice of our selection of any deferral period at least one business day prior to the earlier of:

  •
  the next date distributions on the preferred securities are payable; or

  •
  the date such Empire Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

        If the property trustee is not the sole holder of the series of junior subordinated debentures, we will give the debenture holders notice of our selection of any deferral period at least ten business days prior to the earlier of:

  •
  the next interest payment date; or

  •
  the date upon which we are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record or payment date of any related interest payment.

        Redemption.    The junior subordinated debentures and the applicable securities resolution will provide the terms upon which we can redeem the junior subordinated debentures at our option, and will specify a date prior to which we will not be allowed to redeem the junior subordinated debentures, and after which we will have the right to redeem the junior subordinated debentures, in whole or in part, upon not less than 30 days' nor more than 60 days' notice to the holder of the junior subordinated debentures at a redemption price or prices stated in the applicable prospectus supplement.

        If the junior subordinated debentures are redeemed only in part, they will be redeemed pro rata or by lot or by any other method selected by the trustee. If a partial redemption of the corresponding junior subordinated debentures would result in delisting of the preferred securities issued by an Empire Trust from any national securities exchange or other self-regulatory organization on which the preferred securities are then listed, we will not be permitted to effect a partial redemption and may only redeem the corresponding junior subordinated debentures as a whole.

        Except as otherwise specified in the applicable prospectus supplement and subject to the provisions of the applicable securities resolution, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of an Empire Trust occurs and is continuing, we have the option to redeem the corresponding junior subordinated debentures held by that Empire Trust, in whole but not in part, at any time within 90 days thereafter. If the applicable Empire Trust is the holder of all outstanding corresponding junior subordinated debentures, the proceeds of the redemption will be used by that Empire Trust to redeem the corresponding preferred securities and common securities in accordance with their terms.

        "Tax Event" means that the applicable Empire Trust will have received an opinion of counsel (which may also be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of any

  •
  amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority, or

  •
  official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations,

in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of junior subordinated debentures pursuant to the applicable securities resolution, there is more than an insubstantial risk that:

  •
  the Empire Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  •
  interest we pay on the corresponding junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

  •
  the Empire Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        "Investment Company Event" means that the applicable Empire Trust will have received an opinion of counsel (which may also be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of original issuance of the preferred securities by the Empire Trust, the Empire Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

        Restrictions on Certain Payments.    Unless otherwise provided in the applicable prospectus supplement, we will promise, as to each series of junior subordinated debentures issued to an Empire Trust, that we and our subsidiaries will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures, or

  •
  make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the junior subordinated debentures other than:

  •
  dividends or distributions payable in our common stock;

  •
  redemptions or purchases of any rights pursuant to our shareholder rights plan, if any, or any successor rights agreement, and the declaration of a dividend of rights or the issuance of stock under a rights agreement in the future;

  •
  payments under any guarantee relating to the preferred securities of the Empire Trusts;

  •
  purchases of common stock related to the issuance of common stock under any benefit plans for our directors, officers or employees;

  •
  obligations under any dividend reinvestment plan or stock purchase plan; and

  •
  purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our capital stock.

        These restrictions apply only if:

  •
  at that time we have actual knowledge that an event has occurred that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture with respect to the junior subordinated debentures of that series and (b) we shall not have taken reasonable steps to cure the event, or

  •
  the corresponding junior subordinated debentures are held by an Empire Trust which is the issuer of a series of related preferred securities, and we are in default with respect to payment of any obligations under the guarantee relating to those preferred securities, or

  •
  we shall have given notice of our selection of a deferral of interest extension period as provided pursuant to the securities resolution with respect to the corresponding junior subordinated debentures and shall not have rescinded the notice, or the extension period shall be continuing.

Regarding the Trustee

        Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee at least three months in advance of the date of the removal and if no default occurs during that period. (Section 7.07) The indenture provides that the holders of at least 25% or a majority in principal amount of the outstanding debt securities will have the right to require the trustee to take certain actions on behalf of the holders, as described in more detail above. Wells Fargo Bank also serves as the transfer agent and registrar of our common stock and provides other services to us in the ordinary course of business.

DESCRIPTION OF FIRST MORTGAGE BONDS

        The first mortgage bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, between us and The Bank of New York Mellon Trust Company, N.A. ("Principal Trustee") and UMB Bank & Trust, N.A., as trustees, as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of first mortgage bonds. In this prospectus, we refer to the original indenture as so amended and supplemented as the "mortgage."

        We have summarized the material provisions of the mortgage below. The summary is not complete. The mortgage (including certain supplemental indentures) are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The supplemental indenture for each new series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the mortgage and the applicable supplemental indenture for provisions that may be important to you. In the summary below, we have included references to section numbers in the mortgage so that you can easily find those provisions. The particular terms of any first mortgage bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the first mortgage bonds described below and in the mortgage. For a description of the terms of any series of first mortgage bonds, you should also review both the prospectus supplement relating to that series and the description of the first mortgage bonds set forth in this prospectus before making an investment decision.

General

        Each series of first mortgage bonds will mature on the date or dates and bear interest, payable semi-annually, at the rate or rates set forth, or determined as set forth, in the prospectus supplement by which the series of first mortgage bonds is offered.

        As of June 30, 2008, the following first mortgage bonds were outstanding under the Indenture of Mortgage and Deed of Trust:

  •
  $20,000,000 aggregate principal amount of first mortgage bonds 8 1/8% series due 2009;

  •
  $50,000,000 aggregate principal amount of first mortgage bonds 6 1/2% series due 2010;

  •
  $25,000,000 aggregate principal amount of first mortgage bonds 7.20% series due 2016;

  •
  $80,000,000 aggregate principal amount of first mortgage bonds 5.875% series due 2037;

  •
  $90,000,000 aggregate principal amount of first mortgage bonds 6.375% series due 2018;

  •
  $8,000,000 aggregate principal amount of first mortgage bonds 5.3% Pollution Control Series due 2013; and

  •
  $5,200,000 aggregate principal amount of first mortgage bonds 5.2% Pollution Control Series due 2013.

        We have designated the principal office of The Bank of New York Mellon Trust Company, N.A. in the City of Chicago, Illinois, as our office or agency where principal, premium (if any), and interest on the first mortgage bonds will be payable. Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, interest on that series of first mortgage bonds will be paid to the person in whose name the first mortgage bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof. The first mortgage bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof. The first mortgage bonds will be transferable without any service or other charge by us or the principal trustee except stamp or other taxes and other governmental charges, if any. (Article I of the supplemental indenture relating to each series of first mortgage bonds)

Security

        The first mortgage bonds will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the mortgage. In the opinion of our counsel, Spencer, Scott & Dwyer, P.C., the mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company, other than property specifically excepted, subject only to permitted encumbrances as defined in the mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price. The principal properties subject to the lien of the mortgage are the electric properties that we own. (Granting and Habendum Clauses and Sections 1.04 and 1.05)

        The mortgage contains restrictions on

  •
  the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of the fair value of the property and 166 2/3% of the amount of bonds issuable on the basis of all available property additions; and

  •
  the issuance of bonds, withdrawal of cash or release of property on the basis of prior lien bonds and property additions subject to a prior lien.

        In addition, indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the principal trustee. (Sections 1.05, 4.16, 4.18 and 4.20)

Issuance of Additional First Mortgage Bonds

        The mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000. (Section 2.01, as amended by the fourteenth supplemental indenture)

        Additional first mortgage bonds may be issued under the mortgage in a principal amount equal to

  (a)
  60% of net property additions (as defined in the mortgage) acquired or constructed after September 1, 1944;

  (b)
  the principal amount of certain retired bonds or prior lien bonds; and

  (c)
  the amount of cash deposited with the principal trustee. (Article 3)

        No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless our net earnings (as defined in Section 1.06) are at least two times the annual interest on all first mortgage bonds (including the first mortgage bonds proposed to be issued) and indebtedness secured by a prior lien. (Article 3) Net earnings are computed without deduction of

  •
  income and profits taxes (as defined in the mortgage);

  •
  expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness; or

  •
  amortization of debt discount and expense. (Section 1.06)

        At March 31, 2008, we had net property additions and retired bonds which would enable the issuance of approximately $591.6 million of new first mortgage bonds, subject to meeting the earnings test. Our earnings for the twelve months ended March 31, 2008 would permit us to issue approximately $276.0 million of new first mortgage bonds at an assumed interest rate of 6.5% per annum.

        Property additions must consist of property used or useful in the electric business acquired or constructed by us after September 1, 1944. (Section 1.05)

        We may withdraw cash deposited under clause (c) above in an amount equal to the first mortgage bonds issuable under clauses (a) and (b) above without regard to net earnings, or we may apply that cash to the purchase or redemption of first mortgage bonds of any series designated by us. (Sections 3.09, 3.10 and 8.11)

Redemption Provisions

        Any provisions relating to the optional and mandatory redemption by us of a series of first mortgage bonds will be as set forth in the prospectus supplement by which such series is to be offered.

        Supplemental indentures under which certain outstanding series of first mortgage bonds were issued allow the holders of those bonds to require us to redeem or purchase them under certain circumstances. Provisions providing for mandatory redemption of any series of first mortgage bonds upon demand by the holders thereof will be as set forth in the prospectus supplement by which such series is to be offered.

        Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the prospectus supplement by which that series is to be offered.

Maintenance and Replacement Fund

        The mortgage does not provide for a maintenance and replacement fund for any series of first mortgage bonds.

Dividend Restriction

        So long as any of the existing first mortgage bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the sum of $10.75 million and the earned surplus accumulated after August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation. (Section 4.11, as amended by the thirty-second supplemental indenture and as continued by the supplemental indentures relating to the existing first mortgage bonds) Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, this dividend restriction will be continued in each new series of first mortgage bonds issued with this prospectus.

Events of Default

        The mortgage provides generally that the following events constitute defaults under the mortgage:

  •
  failure for 60 days to pay any interest due on any outstanding first mortgage bonds;

  •
  failure to pay when due the principal of any outstanding first mortgage bonds or the principal of or interest on any outstanding prior lien bonds;

  •
  failure to perform or observe for 90 days after notice of that failure, any other covenant, agreement or condition of the mortgage (including the supplemental indentures) or any of the outstanding first mortgage bonds; and

  •
  the occurrence of insolvency, bankruptcy, receivership or similar events. (Section 9.01)

        Upon the occurrence and continuation of a default, either of the trustees, or the holders of not less than 25% in principal amount of the outstanding first mortgage bonds may declare the first mortgage bonds immediately due and payable, but the holders of a majority in principal amount of the first mortgage bonds may rescind a declaration and its consequences if that default has been cured. (Section 9.01)

        The holders of not less than 75% in principal amount of the outstanding first mortgage bonds (including not less than 60% in aggregate principal amount of first mortgage bonds of each series) may waive any default under the mortgage, except a default in payment of principal of, or premium or interest on, the first mortgage bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the mortgage. (Section 9.21)

        We are required to file with the Principal Trustee such information, documents and reports with respect to our compliance with the conditions and covenants of the mortgage as may be required by the rules and regulations of the SEC. No periodic evidence is required to be furnished, however, as to the absence of defaults. (Article 9)

Modification of the Mortgage

        The mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the first mortgage bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding first mortgage bonds of all series which may be affected by any such modification voting together. Without the consent of the holder of each first mortgage bond affected, the bondholders have no power to:

  •
  extend the time of payment of the principal of or interest on any first mortgage bonds;

  •
  reduce the principal amount of or the rate of interest on any first mortgage bonds or otherwise modify the terms of payment of principal or interest;

  •
  permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any of the mortgaged property;

  •
  deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds; or

  •
  reduce the percentage of bondholders necessary to modify the mortgage.

        The consent of each holder, however, is not required for a modification that abolishes or changes any sinking or other fund. (Article 15, as amended by the twenty-fourth supplemental indenture)

Concerning the Trustees

        The mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to require the trustees to take certain action on behalf of the bondholders. Under certain circumstances, however, the trustees may decline to follow such directions or to exercise certain of their powers. Prior to taking an action, the trustees are entitled to indemnity satisfactory to them against costs, expenses and liabilities that may be incurred in the course of that action. This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on the holder's first mortgage bonds when due. (Sections 9.16 and 9.17)

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, of which 33,886,764 shares were outstanding as of July 16, 2008, 5,000,000 shares of cumulative preferred stock, par value $10.00 per share, of which no shares are outstanding, and 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.).

Dividend Rights

        Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefor subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock as described under "—Certain Anti-Takeover Provisions" below.

        In addition, under certain circumstances, our Junior Subordinated Debentures, 8 1/2% Series due 2031, reflected as a note payable to securitization trust on our balance sheet, held by Empire District Electric Trust I, an unconsolidated securitization trust subsidiary, may also restrict our ability to pay dividends on our common stock. These restrictions apply if: (1) we have knowledge that an event has occurred that would constitute an event of default under the indenture governing these junior subordinated debentures and we have not taken reasonable steps to cure the event, (2) we are in default with respect to payment of any obligations under our guarantee relating to the underlying preferred securities, or (3) we have deferred interest payments on the Junior Subordinated Debentures, 8 1/2% Series due 2031 or given notice of a deferral of interest payments. As of March 31, 2008, there were no such restrictions on our ability to pay dividends. Any junior subordinated debentures we issue in the future to an Empire Trust in connection with an offering of preferred securities by such Empire Trust are expected to contain similar restrictions.

        Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund or similar payments with respect to that stock have been made. The terms of any preference stock hereafter issued may place further limitations on the payment of dividends on or the purchase of our common stock.

Voting Rights

        Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

        Holders of the cumulative preferred stock, if any, will not be entitled to vote except:

  •
  as required by the laws of the State of Kansas;

  •
  upon a proposal to merge or consolidate or to sell substantially all of our assets;

  •
  upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

  •
  if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Preference Stock Purchase Rights

        Each share of our common stock carries with it one Preference Stock Purchase Right (Right). A brief summary of the material features of these Rights is set forth below. This summary is not complete. For a full description of those Rights, please see our Form 8-A Registration Statement dated July 18, 2000, which is incorporated into this prospectus by reference.

        Each Right enables the holder to acquire one one-hundredth of a share of Series A Participating Preference Stock (or, under certain circumstances, other securities) at a price of $75 per one one-hundredth share, subject to adjustment. The Rights (other than those held by an acquiring person or group (Acquiring Person)), which expire July 25, 2010, will be exercisable only if an Acquiring Person acquires 10% or more of our common stock or if certain other events occur. The Rights may be redeemed by us in whole, but not in part, for $0.01 per Right, prior to 10 days after the first public announcement of the acquisition of 10% or more of our common stock by an Acquiring Person.

        In addition, upon the occurrence of a merger or other business combination, or an event of the type referred to in the preceding paragraph, holders of the Rights, other than an Acquiring Person, will be entitled, upon exercise of a Right, to receive either our common stock or common stock of the Acquiring Person having an equal value to two times the exercise price of the Right. Any time after an Acquiring Person acquires 10% or more (but less than 50%) of our outstanding common stock, our board of directors may, at their option, exchange part or all of the Rights (other than Rights held by the Acquiring Person) for our common stock on a one-for-one basis.

Articles of Incorporation

        Business Combinations.    Our articles require the affirmative vote of holders of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

  •
  any merger, consolidation or share exchange involving Empire;

  •
  any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

  •
  the issuance or transfer by us of securities worth $10 million or more;

  •
  the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

  •
  any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

        The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

  •
  the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the two-year period prior to the Business Combination to (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the two-year period;

  •
  the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

  •
  The highest price per share paid by the Substantial Stockholder within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

  •
  the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

  •
  the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

  •
  the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

  •
  the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

  •
  except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

  •
  prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

  •
  a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

        For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

        Amendment of By-Laws.    The articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

        Classified Board.    Under the articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

        Notice Provisions.    The articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the articles further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

        Amendment.    The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

        General.    We have a Severance Plan which provides certain key employees with severance benefits following a change of control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the board of directors to enter into one-year agreements under the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

        A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between 12 and 18 months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

        In addition, all stock options held by a participant become exercisable and all performance-based restricted stock held by a participant vests, in each case, upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

        Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the sum of $10.75 million and the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

        Please refer to "—Preference Stock Purchase Rights" above for information with respect to such Rights.

        Kansas Business Combination Statute.    We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

  •
  on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The statute defines a "business combination" to include:

  •
  any merger or consolidation involving the corporation and an interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  •
  any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        See also "—Business Combinations" above for restrictions on business combinations in our Restated Articles of Incorporation.

Liquidation Rights

        On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of those classes of stock and accumulated unpaid dividends thereon.

Other

        In addition to the limitations described above under "—Dividend Rights," we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to that stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

DESCRIPTION OF PREFERENCE STOCK

General

        We are authorized to issue 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.). The preference stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by our board of directors without any further action by our stockholders.

        The preference stock will have the dividend, liquidation, redemption, voting, and conversion or exchange rights set forth below and as provided for in a prospectus supplement relating to any particular series of preference stock. Reference is made to the prospectus supplement relating to the particular series of preference stock offered thereby for that series' specific terms, which may include one or more of the following:

  1)
  the designation and number of shares offered;

  2)
  the liquidation preferences per share;

  3)
  the initial public offering price;

  4)
  the dividend rate or rates, or the method of determining the dividend rate or rates;

  5)
  the dates on which dividends will accrue;

  6)
  any redemption or sinking fund provision;

  7)
  voting or other special rights;

  8)
  the conversion or exchange rights, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate and the triggering events;

  9)
  any restrictive covenants or conditions on matters such as the payment of dividends on or the purchase of common stock; and

  10)
  any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Dividends

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, the holders of the preference stock will be entitled to receive, if and when declared by our board of directors out of funds legally available therefor, those dividends as may be fixed for the series thereof, payable on such date or dates or upon such terms and conditions as are so fixed by our board of directors. Dividends on preference stock of all series will be cumulative from the date of issuance.

        In addition, under certain circumstances, our Junior Subordinated Debentures, 8 1/2% Series due 2031, reflected as a note payable to securitization trust on our balance sheet, held by Empire District Electric Trust I, an unconsolidated securitization trust subsidiary, may also restrict our ability to pay dividends on our preference stock. These restrictions apply if: (1) we have knowledge that an event has occurred that would constitute an event of default under the indenture governing these junior subordinated debentures and we have not taken reasonable steps to cure the event, (2) we are in default with respect to payment of any obligations under our guarantee relating to the underlying preferred securities, or (3) we have deferred interest payments on the Junior Subordinated Debentures, 8 1/2% Series due 2031 or given notice of a deferral of interest payments. As of March 31, 2008, there were no such restrictions on our ability to pay dividends. Any junior subordinated debentures we issue in the future to an Empire Trust in connection with an offering of preferred securities by such Empire Trust are expected to contain similar restrictions.

Liquidation

        Provisions relating to the liquidation preference payable by us on each series of preference stock will be as set forth in the prospectus supplement related to such series of preference stock. Subject to the prior rights of holders of any outstanding cumulative preferred stock, if, upon any liquidation, dissolution or winding up, the assets distributable among the holders of preference stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of Empire to be distributed shall be distributed among the holders of preference stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A consolidation or merger of Empire or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of Empire.

Redemption Provisions

        Any provisions relating to the optional redemption by us of each series of preference stock will be as set forth in the prospectus supplement related to that series of preference stock.

        Any provisions relating to a sinking fund of any series of the preference stock will be as set forth in the prospectus supplement by which that preference stock is to be offered.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, we may repurchase or redeem, including redemption for any sinking fund, shares of the preference stock at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, to the extent provided in the related prospectus supplement, shares of preference stock of any series may also be subject to (1) redemption at the option of the holder thereof, or upon the happening of a specified event, if and as fixed for such series, upon the terms and conditions fixed for that series and (2) redemption or purchase through the operation of a sinking fund, purchase fund or similar fund fixed for that series, upon the terms and conditions fixed for such series.

        If at any time we are prohibited by the terms of our junior subordinated debentures, 8 1/2% series due 2031 (or any future series of junior subordinated debentures), from paying dividends on our preference stock, then we will also be prohibited from repurchasing or redeeming any shares of our preference stock.

Voting Rights

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series and described in the related prospectus supplement. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Conversion and Exchange Rights

        To the extent provided in the related prospectus supplement, the preference stock of each series may be convertible into or exchangeable for shares of any other class or classes or any other series of the same or any other class or classes of our stock, at the option of the holders or us upon the happening of a specified event, at such price or prices or at the rate or rates of exchange and with the adjustments, and upon the other terms and conditions, as may be fixed for that series; provided that no shares of preference stock may be convertible into or exchangeable for shares of our cumulative preferred stock or any of our stock that ranks prior to or on a parity with that preference stock in respect of dividends or assets.

        Shares of preference stock purchased, redeemed or converted into or exchanged for shares of any other series or class will be deemed to be, and will be restored to the status of, authorized but unissued shares of preference stock undesignated as to series.

DESCRIPTION OF PREFERRED SECURITIES

        The following section describes the general terms and provisions of the preferred securities to which any prospectus supplement may relate. The particular terms of the preferred securities offered by an Empire Trust and the extent to which any of these general provisions do not apply to its preferred securities will be described in the prospectus supplement relating to that Empire Trust and its preferred securities.

        Under the terms of the trust agreement for each Empire Trust, the administrative trustees are authorized to issue the preferred securities and the common securities on behalf of the Empire Trust. The preferred securities will represent undivided beneficial ownership interests in the assets of the Empire Trust. The holders of the preferred securities will be entitled to a preference over holders of the common securities of the Empire Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of preferred securities will also have certain other benefits as described in the trust agreement.

        We have summarized selected provisions of the preferred securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. Each of the Empire Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

        The preferred securities of an Empire Trust will rank equally, and payments on the preferred securities will be made pro rata, with the common securities of that Empire Trust except as described under "—Subordination of Common Securities." Legal title to the corresponding junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the related preferred securities and for us as holder of the common securities. Each guarantee agreement we execute for the benefit of the holders of an Empire Trust's preferred securities will be a guarantee on a junior subordinated basis with respect to the related preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the related Empire Trust does not have funds available to make such payments. See "Description of Guarantees."

Distributions

        Distributions on the preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, if any date on which distributions are payable on the preferred securities is not a business day, payment of the distribution will be made on the next succeeding day that is a business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

        An Empire Trust's preferred securities represent undivided beneficial ownership interests in the assets of that Empire Trust. The distributions on each preferred security will be payable at a rate specified in the prospectus supplement for that preferred security. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum specified in the applicable prospectus supplement. Distributions on preferred securities as used in this prospectus includes any additional distributions unless otherwise stated.

        The revenue of each Empire Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debentures it owns. Each Empire Trust will invest the proceeds from the issuance and sale of its trust securities in the corresponding junior subordinated debentures, and it will have no other assets. See "Description of Unsecured Debt Securities—Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts." If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related preferred securities. We have guaranteed the payment of distributions (if and to the extent the Empire Trusts have funds legally available for the payment of distributions and cash sufficient to make the payments) on a limited basis as set forth herein under "Description of Guarantees."

        Distributions on the preferred securities will be payable to the holders as they appear on the register of the Empire Trusts on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described in the applicable prospectus supplement. In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Payment of Expenses

        Pursuant to the trust agreements, we have agreed to pay all debts and obligations (other than distributions on the trust securities) and all costs and expenses of the Empire Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the Empire Trusts, the fees and expenses of the property trustee, the Delaware trustee and the administrative trustees and all costs and expenses relating to the operation of the Empire Trusts. As a result, the net amounts received and retained by an Empire Trust after paying these fees, expenses, debts and obligations will be equal to the amounts that Empire Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us, and we have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the Empire Trusts or any other person before proceeding against us. We will execute such additional agreements as may be necessary to give full effect to these promises.

Redemption or Exchange

        If we repay or redeem, in whole or in part, any junior subordinated debentures that have been issued to an Empire Trust, whether at maturity or earlier, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the trust securities. The property trustee will give not less than 30 nor more than 60 days' notice, and the redemption price will be equal to the sum of:

  •
  the aggregate liquidation amount of the trust securities being redeemed; plus

  •
  accumulated but unpaid distributions on the redeemed trust securities to the date of redemption; plus

  •
  the related amount of the premium, if any, that we pay upon the concurrent redemption of corresponding junior subordinated debentures.

See "Description of Unsecured Debt Securities—Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts—Redemption."

        If we are repaying or redeeming less than all of any series of junior subordinated debentures on a redemption date, then the proceeds from the repayment or redemption shall be allocated to redeem the related trust securities pro rata. The amount of premium, if any, that we pay to redeem all or any part of any series of any corresponding junior subordinated debentures will also be allocated to the redemption pro rata of the related trust securities.

        We will have the right to redeem any series of junior subordinated debentures:

  •
  subject to the conditions described under "Description of Unsecured Debt Securities—Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts—Redemption;" or

  •
  as may be otherwise specified in the applicable prospectus supplement.

        We have the right to dissolve an Empire Trust at any time and, after satisfaction of any liabilities to creditors of that Empire Trust as provided by applicable law, to cause the corresponding junior subordinated debentures owned by that Empire Trust to be distributed to the holders of the related preferred securities and common securities in liquidation of that Empire Trust.

        If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of junior subordinated debentures at the time that we exercise our right to elect to dissolve an Empire Trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the related preferred securities and common securities in liquidation of that Empire Trust. However, we can extend the maturity only if the conditions specified in the applicable prospectus supplement are met at the time the election is made and at the time of the extension.

        After the liquidation date fixed for any distribution of corresponding junior subordinated debentures to the holders of any series of preferred securities:

  •
  that series of preferred securities will no longer be deemed to be outstanding;

  •
  The Depository Trust Company (DTC) or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered in the distribution; and

  •
  any certificates representing that series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of that series of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on that series of preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        We cannot predict the market prices for the preferred securities or the corresponding junior subordinated debentures that may be distributed in exchange for preferred securities. As a result, the preferred securities that an investor may purchase, or the corresponding junior subordinated debentures that an investor may receive on dissolution and liquidation of an Empire Trust, may trade at a lower price than the investor paid to purchase the preferred securities.

Redemption and Exchange Procedures

        Any preferred securities that are redeemed on any redemption date will receive the redemption price from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related Empire Trust has funds on hand available for the payment of such redemption price. See "—Subordination of Common Securities."

        If an Empire Trust gives a notice of redemption in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the preferred securities.

        Nevertheless, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding.

        Except as specified in the applicable prospectus supplement, in the event that any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the applicable Empire Trust or by us pursuant to the guarantee as described under "Description of Guarantees," then:

  •
  distributions on those preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Empire Trust for those preferred securities to the date the redemption price is actually paid; and

  •
  the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

        Payment of the redemption price on the preferred securities and any distribution of corresponding junior subordinated debentures to holders of preferred securities will be made to the applicable record holders thereof as they appear on the register for the preferred securities on the relevant record date. Except as provided in the next sentence, the record date will be one business day prior to the relevant redemption date or liquidation date, as applicable. However, if any preferred securities are not in book-entry form, the relevant record date for those preferred securities shall be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

        If less than all of the preferred securities and common securities issued by an Empire Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of the two classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at the holder's registered address. Unless we default in payment of the redemption price on the corresponding junior subordinated debentures, on and after the redemption date interest ceases to accrue on the corresponding junior subordinated debentures or portions thereof (and distributions cease to accrue on the related preferred securities or portions thereof) called for redemption.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, each Empire Trust's preferred securities and common securities, as applicable, generally shall be made pro rata based on the liquidation amount of the preferred securities and of the common securities. However, if on any distribution date or redemption date an event of default with respect to any corresponding junior subordinated debenture shall have occurred and be continuing, then:

  •
  neither we nor the Empire Trust shall pay any distribution on, or redemption price of, any of the Empire Trust's common securities, and neither we nor the Empire Trust shall make any other payment on account of the redemption, liquidation or other acquisition of such common securities, unless

  —
  all accumulated and unpaid distributions on all of the Empire Trust's outstanding preferred securities are paid in cash for all distribution periods terminating on or prior to any payment on the common securities, and

  —
  in the case of a payment of the redemption price, the full amount of the redemption price on all of the Empire Trust's outstanding preferred securities then called for redemption shall have been paid or provided for; and

  •
  all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Empire Trust's preferred securities then due and payable.

        In the case of any event of default with respect to any corresponding junior subordinated debentures, we (as holder of the Empire Trust's common securities) will be deemed to have waived any right to act with respect to the event of default under the applicable trust agreement until the effect of all events of default with respect to such preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the applicable trust agreement with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the

Empire Trust's common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

        Pursuant to each trust agreement, each Empire Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

  •
  specified events relating to our bankruptcy, dissolution or liquidation;

  •
  our written direction, as depositor, to the property trustee to dissolve the Empire Trust and distribute the corresponding junior subordinated debentures to the holders of the preferred securities in exchange for the preferred securities (which direction is optional and wholly within our discretion as depositor);

  •
  the redemption of all of the Empire Trust's trust securities; and

  •
  the entry of an order for the dissolution of the Empire Trust by a court of competent jurisdiction.

        If an early dissolution occurs in any manner except by the redemption of all of the trust securities, then the Empire Trust will be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible. Except as provided in the next sentence, the issuer trustees shall distribute (after satisfaction of any liabilities to creditors of such Empire Trust as provided by applicable law) to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. However, if such a distribution is determined by the property trustee not to be practical, the holders of the trust securities will be entitled to receive out of the assets of the Empire Trust available for distribution to holders (after satisfaction of any liabilities to creditors of such Empire Trust as provided by applicable law) a liquidation distribution in an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the Empire Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Empire Trust on its preferred securities will be paid on a pro rata basis.

        As the holder of the Empire Trust's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of its preferred securities. However, if an event of default relating to the corresponding junior subordinated debentures has occurred and is continuing, the preferred securities will have a priority over the common securities.

Events of Default; Notice

        Any one of the following events constitutes a trust "event of default" under each trust agreement with respect to the preferred securities issued thereunder (whatever the reason for the trust event of default):

  •
  the occurrence of an event of default with respect to a corresponding series of junior subordinated debentures issued under the indenture to the trust (see "Description of Unsecured Debt Securities—Defaults and Remedies"); or

  •
  default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 60 days; or

  •
  default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable; or

  •
  default in the performance, or breach, in any material respect, of any covenant or warranty of the issuer trustees in the trust agreement (other than a default in the payment of any distribution or any redemption price as provided above), and continuation of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting issuer trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable Empire Trust, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "notice of default" under the trust agreement; or

  •
  the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within 90 days after the occurrence of any trust event of default actually known to the property trustee, the property trustee is required to transmit notice of the trust event of default to the holders of the Empire Trust's preferred securities, to the administrative trustees and to us, as depositor, unless the trust event of default shall have been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we each are in compliance with all the conditions and covenants applicable to us under each trust agreement.

        If an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the preferred securities shall have a preference over the common securities upon termination of the Empire Trust as described above. See "—Liquidation Distribution upon Dissolution." The existence of a trust event of default does not entitle the holders of preferred securities to cause the redemption of the preferred securities.

Removal of Issuer Trustees

        We as the holder of the common securities may remove an administrative trustee at any time. Unless an event of default with respect to a corresponding junior subordinated debenture shall have occurred and be continuing, we as the holder of the common securities may also remove the property trustee or the Delaware trustee at any time. If a trust event of default resulting from an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; that right belongs exclusively to us as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

Co-trustees and Separate Property Trustee

        Unless a trust event of default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. In case an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee alone will have power to make such an appointment.

Merger or Consolidation of Issuer Trustees

        Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated,

or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Empire Trusts

        An Empire Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below, as described in "—Liquidation Distribution upon Dissolution" or as described in the prospectus supplement with respect to the preferred securities. An Empire Trust may, at our request, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

  •
  the successor entity either (a) expressly assumes all of the obligations of the Empire Trust with respect to the preferred securities or (b) substitutes for the preferred securities other successor securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

  •
  the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed, if any;

  •
  the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by a nationally recognized statistical rating organization;

  •
  the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

  •
  the successor entity has a purpose substantially similar to that of the Empire Trust;

  •
  prior to the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the Empire Trust experienced in such matters to the effect that

  —
  the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and

  —
  following the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Empire Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  •
  we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

        Notwithstanding the general provisions described above, an Empire Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the Empire Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

        The holders of the preferred securities will have only the voting rights described below and under "Description of Guarantees—Amendments and Assignment," plus any voting rights required by law. Each trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the preferred securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the other provisions of the trust agreement; or

  •
  to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Empire Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Empire Trust will not be required to register as an "investment company" under the Investment Company Act.

        However, in the case of the second bullet point above, the action must not adversely affect in any material respect the interests of any holder of trust securities. Any amendment of the trust agreement becomes effective when we give notice of the amendment to the holders of the trust securities.

        Each trust agreement may be amended by us and the issuer trustees with:

  •
  the consent of holders representing a majority (based upon liquidation amounts) of the outstanding trust securities; and

  •
  receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the Empire Trust's status as a grantor trust for United States federal income tax purposes or the Empire Trust's exemption from status as an "investment company" under the Investment Company Act.

        However, without the consent of each holder of trust securities, no amendment may:

  •
  change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  •
  restrict the right of a holder of trust securities to sue for the enforcement of any distribution payment.

        The property trustee is required to notify each holder of preferred securities whenever the property trustee is notified of a default with respect to the corresponding junior subordinated debentures. Furthermore, so long as any junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debentures;

  •
  waive any past default that is waivable under the indenture governing the junior subordinated debentures;

  •
  exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debentures shall be due and payable; or

  •
  give a required consent to any amendment, modification or termination of the indenture, the applicable securities resolution or the corresponding junior subordinated debentures unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where the indenture requires the consent of each affected holder of corresponding junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the related preferred securities. The issuer trustees cannot revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

        In addition to obtaining approval of the holders of the preferred securities as described above, the issuer trustees are required to obtain an opinion of counsel to the effect that the proposed action will not cause the Empire Trust to be classified as a corporation for United States federal income tax purposes.

        Any required approval of holders of preferred securities may be given either at a meeting of holders of preferred securities or by a written consent. The property trustee must notify record holders of preferred securities of any meeting in the manner set forth in each trust agreement.

        No vote or consent of the holders of preferred securities will be required for an Empire Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

        Whenever holders of preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

Payment and Paying Agency

        The depositary for the preferred securities will make payments in respect of the preferred securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any Empire Trust's preferred securities are not held by the depositary, then the paying agent will mail checks to registered holders of the preferred securities as their addresses appear on its register. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and to us. The paying agent can resign upon 30 days' written notice to the property trustee and to us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and to us to act as paying agent.

Registrar and Transfer Agent

        Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

        Each Empire Trust will register transfers of preferred securities without charge, but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Empire Trusts will not register transfers of preferred securities after the relevant preferred securities are called for redemption.

Information Concerning the Property Trustee

        The property trustee undertakes to perform only the duties that are specifically set forth in each trust agreement, other than during the continuance of a trust event of default. After a trust event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, then we will have the right to tell the property trustee which action to take unless the matter is one on which holders of preferred securities are entitled to vote. If we don't give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the trust securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to operate the Empire Trusts in such a way that:

  •
  no Empire Trust will be:

  —
  deemed to be an "investment company" required to be registered under the Investment Company Act; or

  —
  classified as an association taxable as a corporation for United States federal income tax purposes; and

  •
  the corresponding junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

We and the administrative trustees are authorized to take any lawful action (consistent with the certificate of trust of each Empire Trust and each trust agreement) that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the related preferred securities.

        Holders of the preferred securities have no preemptive or similar rights.

        No Empire Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEES

        When the trust securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wells Fargo Bank, National Association will act as guarantee trustee under the guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the related Empire Trust's preferred securities.

        We have summarized certain provisions of the guarantees below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the guarantee agreement for provisions that may be important to you. Reference in this summary to preferred securities means that Empire Trust's preferred securities to which the guarantee relates.

General

        We will promise to pay the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Empire Trust may have or assert other than the defense of payment. The guarantee will rank equal to the corresponding junior subordinated debentures and will be junior and subordinated to our senior debt and subordinated debt. The guarantee payments include the following, to the extent not paid by or on behalf of the related Empire Trust:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, but only if and to the extent that the Empire Trust has funds on hand available for the distributions at that time;

  •
  the redemption price with respect to any preferred securities called for redemption, if and to the extent that the Empire Trust has funds on hand available to pay the redemption price at that time; and

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the Empire Trust (unless the corresponding junior subordinated debentures are distributed to the holders of the preferred securities), the lesser of:

  —
  the liquidation distribution; and

  —
  the amount of assets of the Empire Trust remaining available for distribution to holders of preferred securities.

        Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the applicable preferred securities or by causing the Empire Trust to pay them.

        Each guarantee will be an irrevocable guarantee on a junior subordinated basis of the related Empire Trust's obligations under the preferred securities, but will apply only to the extent that the related Empire Trust has funds sufficient to make the required payments. The guarantee is a guarantee of payment, not a guarantee of collection. If we do not make interest payments on the corresponding junior subordinated debentures held by an Empire Trust, that Empire Trust will not be able to pay distributions on the preferred securities. See "—Status of the Guarantees" and "Description of Unsecured Debt Securities—Ranking of Unsecured Debt Securities." See the prospectus supplement relating to any offering of preferred securities.

        We have also agreed to guarantee the obligations of the Empire Trusts with respect to the common securities to the same extent as the guarantee to holders of the preferred securities. However,

if there is an event of default with respect to the corresponding junior subordinated debentures, holders of preferred securities will have priority over holders of common securities.

        Our obligations described herein and in any accompanying prospectus supplement, through the applicable guarantee agreement, the applicable trust agreement, the corresponding junior subordinated debentures, and the applicable securities resolution under the indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Empire Trust's obligations under the preferred securities. See "Information About the Empire Trusts," "Description of Preferred Securities," and "Description of Unsecured Debt Securities—Certain Provisions Relating to Junior Subordinated Debentures Issued to the Empire Trusts."

Status of the Guarantees

        Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior debt and subordinated debt.

        Each guarantee will rank equally with all other similar guarantees we issue relating to preferred securities issued by the Empire Trusts. Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first suing anyone else). Each guarantee will be held for the benefit of the holders of the related preferred securities. Each guarantee will be discharged only by payment of the guarantee payments in full (to the extent not paid by the Empire Trust) or by distribution of the corresponding junior subordinated debentures to the holders of the preferred securities. None of the guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of the related preferred securities in any material respect (in which case no vote will be required), no guarantee may be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the related outstanding preferred securities. The manner of obtaining any required approval will be as set forth under "Description of Preferred Securities—Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each guarantee agreement will bind our successors, assigns, receivers, trustees and representatives and will benefit the holders of the related preferred securities then outstanding.

Events of Default

        We will be in default under any guarantee agreement if (a) we don't make required payments or (b) we are notified that we haven't performed some other obligation and have not cured that failure within 90 days.

        The holders of a majority in aggregate liquidation amount of the related preferred securities have the right:

  •
  to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

  •
  to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

Holders of a majority in aggregate liquidation amount of the related preferred securities also have the right to waive any past event of default and its consequences.

        Any holder of the preferred securities may institute a legal proceeding directly against us to enforce the Empire Trust's rights under the guarantee agreement without first instituting a legal proceeding against the Empire Trust, the guarantee trustee or anyone else.

        As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

Information Concerning the Guarantee Trustee

        The guarantee trustee promises to perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by us in performance of any guarantee. After we default and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

Termination of the Guarantees

        Each guarantee will terminate upon full payment of the redemption price of the related preferred securities, upon full payment of the amounts payable upon liquidation of the related Empire Trust or upon distribution of corresponding junior subordinated debentures to the holders of the related preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

        Each guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
AND THE GUARANTEES

Full and Unconditional Guarantee

        We irrevocably guarantee payments of distributions and other amounts due on the preferred securities (to the extent the applicable Empire Trust has funds available for the payment of the distributions) as and to the extent set forth under "Description of Guarantees." Taken together, our obligations under each series of corresponding junior subordinated debentures, the related securities resolution, the indenture, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Empire Trust's obligations under the preferred securities.

        If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, the Empire Trust will not pay distributions or other amounts due on its preferred securities. The guarantees do not cover payment of distributions when the related Empire Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of a series of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness.

Sufficiency of Payments

        As long as all payments are made when due on each series of corresponding junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the related preferred securities. This is primarily because:

  •
  the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related preferred securities and related common securities;

  •
  the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related preferred securities;

  •
  we, as borrower, have promised to pay any and all costs, expenses and liabilities of each Empire Trust except the Empire Trust's obligations under its preferred securities; and

  •
  each trust agreement provides that the Empire Trust will not engage in any activity that is not consistent with the limited purposes of the Empire Trust.

        We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the related guarantee agreement.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustees, the related Empire Trust or anyone else.

        Our default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, our senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the corresponding junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Our failure to make required payments on any series of corresponding junior subordinated debentures would constitute a trust event of default.

Limited Purpose of Empire Trusts

        Each Empire Trust's preferred securities evidence undivided beneficial ownership interests in the assets of that Empire Trust, and each Empire Trust exists for the sole purposes of issuing its preferred securities and common securities, investing the proceeds in corresponding junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the Empire Trust (or from us under the applicable guarantee agreement) if and to the extent the Empire Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

        Upon any voluntary or involuntary dissolution of any Empire Trust involving the liquidation of the corresponding junior subordinated debentures, the holders of the related preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of the Empire Trust (and after satisfaction of creditors of the Empire Trust as provided by applicable law). See "Description of Preferred Securities—Liquidation Distribution upon Dissolution." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debentures, would be one of our junior subordinated creditors. The property trustee would be subordinated in right of payment to all of our senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before our common stockholders receive payments or distributions. We are the guarantor under each guarantee agreement and pursuant to the trust agreements have agreed to pay all costs, expenses and liabilities of the Empire Trusts (other than their obligations to the holders of its preferred securities). Accordingly, in the event of our liquidation or bankruptcy the positions of a holder of preferred securities and of a holder of corresponding junior subordinated debentures are expected to be substantially the same relative to our other creditors and to our stockholders.

PLAN OF DISTRIBUTION

        We and/or any Empire Trust may sell the securities in any of the following ways:

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  through agents.

        The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities being offered and the proceeds to us and/or any Empire Trust from such sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities being offered may be listed.

        If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

        Securities also may be sold directly by us and/or any Empire Trust or through agents that we and/or any Empire Trust designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us and/or any Empire Trust to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

        If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of the purchase agreement, which option may be exercised solely to cover over-allotments. Any over-allotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

        If indicated in a prospectus supplement relating to our unsecured debt securities or first mortgage bonds, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the unsecured debt securities or first mortgage bonds from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the unsecured debt securities or first mortgage bonds sold under the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the unsecured debt securities or first mortgage bonds covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

  •
  if the unsecured debt securities or first mortgage bonds are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount of the unsecured debt securities or first mortgage bonds covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

        If dealers are utilized in the sale of any securities we and/or an Empire Trust will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

        We have not determined whether the preference stock, preferred securities, unsecured debt securities or first mortgage bonds will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our preference stock, unsecured debt securities or first mortgage bonds. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

        Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us and/or an Empire Trust to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us and/or an Empire Trust or our affiliates in the ordinary course of business.

LEGAL OPINIONS

        Certain legal matters in connection with the securities will be passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, LLP, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP. As of July 29, 2008 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$100,000,000

The Empire District Electric Company

First Mortgage Bonds, 4.65% Series due 2020

P R O S P E C T U S  S U P P L E M E N T

May 24, 2010

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

Morgan Keegan & Company, Inc.	US Bancorp